Exhibit 99.1

VistaGen Therapeutics Appoints Pharmaceutical Industry Veteran, Ann Cunningham, to its Board of Directors

SOUTH SAN FRANCISCO, Calif., Jan. 15, 2018 – VistaGen Therapeutics (NASDAQ: VTGN), a clinical-stage biopharmaceutical company developing new generation me dicines for central nervous system (CNS) diseases and disorders with high unmet need, today announced the appointment of pharmaceutical industry veteran, Ann Cunningham, to the Company’s Board of Directors and its Corporate Governance and Nominating Committee.

“We are delighted to welcome Ann to our Board of Directors,” stated Shawn Singh, Chief Executive Officer of VistaGen. “With decades of commercial and leadership experience in the pharmaceutical industry, experience that is especially relevant in the depression and other CNS markets we are pursuing, Ann’s expertise expands our Board’s strengths. We look forward to her valuable insights and strategic guidance as we continue to advance our pipeline programs.”

Ms. Cunningham currently serves as Managing Partner of i3 Strategy Partners where she guides pharmaceutical and biotechnology executives in planning and executing successful portfolio strategies and brand launches by evaluating key business questions and evaluating unique strategies to unlock the full potential of each organization served. Her experience in the pharmaceutical industry includes time served in multiple instrumental roles, including: Vice President, Neurodegenerative Disease and Psychiatry at Teva Pharmaceutical Industries; Senior Director, Global Brand Lead, Rexulti, at Otsuka America Pharmaceutical; and Senior Director, Global Brand Lead and Sales Director in multiple therapeutic areas at Eli Lilly and Company, including Psychiatry. Ms. Cunningham holds a B.A. in Psychology from Yale University and an M.B.A. from University of Michigan, Stephen M. Ross School of Business.

“With three late-stage, fast-acting new generation CNS drug candidates, each focused on a large market where millions of individuals need new safe and effective alternatives to current therapies, VistaGen is poised to make game-changing advances in the near future,” said Ms. Cunningham. “I am eager to begin working with VistaGen’s leadership team at this exciting and potentially transformative time in the Company’s development.”

About VistaGen
VistaGen Therapeutics is a clinical-stage biopharmaceutical company developing new generation medicines for multiple CNS diseases and disorders with high unmet need. Each of VistaGen’s CNS pipeline candidates, AV-101, PH10 and PH94B, has fast-acting activity and potential to be safer and better tolerated than current drugs in its target markets. The Company is currently focused on five CNS markets: major depressive disorder (MDD); neuropathic pain (NP); Parkinson’s disease levodopa-induced dyskinesia (PDLID); social anxiety disorder (SAD); and suicidal ideation. Each drug candidate in VistaGen’s CNS pipeline is either currently in, or has completed, Phase 2 POC clinical development. AV-101, an oral NMDA receptor glycine B antagonist, is in Phase 2 clinical development as an adjunctive treatment of MDD and is being prepared for initial Phase 2 clinical studies in NP and PDLID. The FDA has granted Fast Track designation for development of AV-101 as both a potential adjunctive treatment of MDD and as a non-opioid treatment for neuropathic pain. PH10 intranasal, a first-in-class neuroactive steroid with rapid onset effects, has completed a successful Phase 2 POC clinical study for MDD. PH94B intranasal, also a first-in-class neuroactive steroid with rapid onset effects, has completed Phase 2 clinical development and is now being prepared for pivotal Phase 3 clinical development as an on-demand, as needed (PRN) treatment of SAD.

For more information, please visit www.vistagen.com and connect with VistaGen on Twitter, LinkedIn and Facebook.

Forward-Looking Statements
This release contains various statements concerning VistaGen's future expectations, plans and prospects, including without limitation, our expectations regarding development and commercialization of our drug candidates, all of which constitute forward-looking statements for the purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are neither promises nor guarantees of future performance and are subject to a variety of risks and uncertainties, many of which are beyond our control, and may cause actual results to differ materially from those contemplated in these forward-looking statements. Among these risks is the possibility that (i) we may encounter unexpected adverse events in patients during our clinical development of any product candidate that cause us to discontinue further development, (ii) we may not be able to successfully demonstrate the safety and efficacy of our product candidates at each stage of clinical development, (iii) success in preclinical studies or in early-stage clinical trials may not be repeated or observed in ongoing or future studies, and ongoing or future preclinical and clinical results may not support further development of, or be sufficient to gain regulatory approval to market AV-101, PH94B, and/or PH10, (iv) decisions or actions of regulatory agencies may negatively affect the progress of, and our ability to proceed with, further clinical studies or to obtain marketing approval for our drug candidates, (v) we may not be able to obtain or maintain adequate intellectual property protection and other forms of marketing and data exclusivity for our product candidates, (vi) we may not have access to or be able to secure substantial additional capital to support our operations, including our ongoing clinical development activities, and (vii) we may encounter technical and other unexpected hurdles in the manufacturing and development of any of our product candidates. Certain other risks are more fully discussed in the section entitled "Risk Factors" in our most recent annual report on Form 10-K, and subsequent quarterly reports on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in our other filings with the Securities and Exchange Commission (SEC). Our SEC filings are available on the SEC's website at www.sec.gov. In addition, any forward-looking statements represent our views only as of the issuance of this release and should not be relied upon as representing our views as of any subsequent date. We explicitly disclaim any obligation to update any forward-looking statements.

Company Contact
Mark A. McPartland
VistaGen Therapeutics Inc.
Phone: +1 (650) 577-3600
Email: IR@vistagen.com

Investor Contact
Valter Pinto / Allison Soss
KCSA Strategic Communications
Phone: +1 (212) 896-1254/+1 (212) 896-1267
Email: VistaGen@KCSA.com

Media Contact
Caitlin Kasunich / Lisa Lipson
KCSA Strategic Communications
Phone: +1 (212) 896-1241/+1 (508) 843-6428
Email: VistaGen@KCSA.com